                                                                   Exhibit 10.13


                          MASTER OPERATING AGREEMENT

      Master Operating Agreement (this "Agreement") dated July 24, 1996, between ITSA--INTERCONTINENTAL TELECOMUNICACOES LTDA., a Brazilian Limitada ("ITSA") and TV FILME SERVICOS DE TELECOMUNICACOES LTDA., a Brazilian Limitada ("LicenseCo").

                               W I T N E S S E T H

      WHEREAS, ITSA has, directly and through its affiliates, extensive experience in designing, owning, constructing, marketing, operating and managing subscription wireless cable operating systems ("Wireless Systems");

      WHEREAS, LicenseCo holds a license from the Brazilian Ministry of Telecommunications (the "Ministry") for the operation of a 16-channel Wireless System in each of the Brazilian cities of Brasilia, Goiania and Belem (the "Existing Licenses"), and heretofore also has owned and operated the Wireless System in Brasilia;

      WHEREAS, LicenseCo heretofore has been a wholly-owned subsidiary of ITSA, and concurrently herewith (i) LicenseCo is being recapitalized as a result of which 51% of its voting common stock will be owned by TVTEL Ltda., a Brazilian Limitada, and all of its remaining equity interest will continue to be owned by ITSA, and (ii) all of the operating assets and rights (other than the Existing License for Brasilia) relating to the Brasilia System are being transferred from LicenseCo to TV Filme Brasilia Servicos de Telecomunicacoes Ltda., a newly-formed wholly-owned subsidiary of ITSA ("TV Filme Brasilia");

      WHEREAS, the parties desire that TV Filme Brasilia, TV Filme Goiania Servicos de Telecomunicacoes Ltda., a wholly-owned subsidiary of ITSA ("TV Filme Goiania") and TV Filme Belem Servicos de Telecomunicacoes Ltda., a wholly-owned subsidiary of ITSA ("TV Filme Belem" and, together with TV Filme Goiania and TV Filme Brasilia, the "Operating Subsidiaries") continue to operate the Brasilia, Goiania and Belem Wireless Systems (the "Current Systems") pursuant to a grant of exclusive right under the Existing Licenses from LicenseCo, as provided herein;

      WHEREAS, LicenseCo has filed with the Ministry (i) applications to expand the Existing Licenses from 16 to 31 channels and (ii) applications for the grant of licenses in 19 new markets (collectively, the "Pending License Applications"), and the parties desire that the grant of any of the Pending License Applications be for the exclusive benefit of ITSA and its affiliates on the terms herein provided;

      WHEREAS, ITSA in the future may desire to operate Wireless Systems and/or other subscription television systems (collectively, "Subscription Television Systems") in additional markets and to have LicenseCo seek to obtain licenses from the Ministry for such additional markets (the "Future License Applications" and, together with the Pending License Applications, the "License Applications") for the exclusive benefit of ITSA and its affiliates on the terms herein provided;

      NOW, THEREFORE, in consideration of the premises and of the mutual promises, undertakings, covenants and conditions set forth herein, the parties hereto do hereby agree as follows:

      1. GRANT OF RIGHTS

            1.1 Existing License. LicenseCo hereby grants to each of TV Filme Brasilia, TV Filme Goiania and TV Filme Belem for the term of this Agreement, on an exclusive basis, all rights to operate Wireless Systems in Brasilia, Goiania and Belem, respectively, to the fullest extent permitted under the Existing Licenses, including any expansion, renewal or modification thereof on the terms set forth herein.

            1.2 License Applications. Upon any grant of the Pending License Applications or Future License Applications, LicenseCo shall grant, pursuant to a License Grant in substantially the form of Exhibit A hereto, to ITSA or such affiliate thereof as ITSA may designate for the term of this Agreement, on an exclusive basis, all rights to operate the related Subscription Television Systems to the fullest extent permitted under such license grants, including any expansion, renewal or modification thereof, on the terms set forth herein.

            1.3 Rights Granted. Without limitation of the foregoing, the rights granted and to be granted to ITSA and its affiliates pursuant to Sections 1.1 and Section 1.2 shall include the right to design and construct (with respect to new markets), operate, maintain, purchase goods and services for, administer, market, and provide programming for the market areas related to the applicable licenses, and ITSA agrees to take such actions in accordance with standards reasonably acceptable in the industry.

      2. COVENANTS OF LICENSECO

            2.1 Obtaining Licenses from the Ministry. LicenseCo shall use its best efforts to obtain the grant from the Ministry at the earliest practicable date of the Pending License Applications and of any Future License Applications which ITSA may from time to time request, with ITSA to provide to LicenseCo all funds necessary for the acquisition of licenses pursuant to such grants in the form of Loans (as defined herein). LicenseCo shall make such modifications to the Pending License Applications, and shall file Future License Applications in such form, as ITSA may request. LicenseCo shall keep such representative or representatives as ITSA may from time to time designate fully involved in and informed of the license application process, including providing immediate notification of any matters which may have a bearing on the grant, denial or modification of such licenses, providing copies of any correspondence to LicenseCo from the Ministry, obtaining the approval of such representative(s) for any filings or other communications from LicenseCo to the Ministry, and advising such representative(s) of any meetings or conferences to be held between LicenseCo and the Ministry and providing such representative(s) with the opportunity to participate in such meetings or conferences.

            2.2 Acquiring Licenses from Third Parties. In the event that ITSA acquires a Subscription Television System from a third party, or desires that a license granted to a third party be transferred to LicenseCo in order for ITSA to construct and/or operate the related Subscription Television System, LicenseCo shall make appropriate application to the Ministry as requested by ITSA and, upon approval of the Ministry, accept assignment of and hold such licenses for the exclusive and perpetual benefit of ITSA and its affiliates on the same terms as provided in this Agreement with respect to Existing Licenses and Pending and Future License Applications which may be granted. ITSA shall provide to LicenseCo all funds necessary for the acquisition of such licenses in the form of Loans.

            2.3 Maintenance of Licenses. LicenseCo at all times shall use its best efforts, at ITSA's expense, to obtain and maintain in full force and effect any licenses contemplated by this Agreement (the "Licenses") and shall timely file and prosecute all necessary applications for renewal and, when requested by ITSA, for expansion, modification or otherwise (all after review and approval by ITSA and at ITSA's expense). LicenseCo shall not assign, transfer, sell, trade, dispose or otherwise encumber the Licenses except as provided in the Articles of Association of LicenseCo.

            2.4 Compliance with Law. LicenseCo shall at all times comply with all laws applicable to the holding of Licenses, including timely making all necessary filings (after review and approval by ITSA and at ITSA's expense) with the Ministry, assuring that the stock ownership of LicenseCo continues to comply with applicable law, and conducting itself in a manner so as to preclude any suspension or nonrenewal of a License or any fine, censure or administrative proceeding with respect thereto.

            2.5 Repeaters. LicenseCo specifically authorizes ITSA to secure such licenses as may be required by the Ministry from time to time for ITSA to utilize low power signal repeaters to expand the number of its subscribers. ITSA shall pay all costs, including legal, engineering, equipment, construction, installation and other expenses associated with obtaining and maintaining such authorization and constructing, operating, and maintaining the authorized facilities.

            2.6 Further Efforts. LicenseCo shall, at ITSA's expense and direction, file and diligently prosecute such petitions to deny or other protests against applications of third parties for licenses as may be requested by ITSA. LicenseCo shall make available to ITSA relevant research, findings and strategies as to future subscription television technology developments of which LicenseCo becomes aware.

            2.7 Prosecution of Applications and Amendments. In the event any person petitions the Ministry to deny or otherwise challenge any License held or License Application filed pursuant to this Agreement, or in the event the Ministry grants any License Application and any person petitions for review or reconsideration of such grant before the Ministry or seeks judicial review of such grant, then LicenseCo shall use its best efforts, at the direction and expense of ITSA, to oppose such petition or challenge before the Ministry or defend such grant by the Ministry. Should the Ministry deny any License Application filed by LicenseCo hereunder, ITSA shall utilize its best efforts, as directed by ITSA and at ITSA's expense, to secure reconsideration or review of such denial and, should such denial become a final order, shall utilize its best efforts as directed by ITSA, at ITSA's expense, to take such actions with respect to the related License or License Application in order to meet ITSA's legitimate business needs and to satisfy the objections of the Ministry.

            2.8 Litigation. When LicenseCo is a necessary party, LicenseCo shall join, at ITSA's expense, in any litigation or other proceeding brought by or against ITSA relating to ITSA's Subscription Television Systems or the related Licenses, including to prevent any unauthorized individual or entity from receiving signals transmitted by ITSA or from transmitting signals which would interfere with ITSA's signals or which could be received within ITSA's market areas.

            2.9 Control. Notwithstanding anything herein to the contrary, LicenseCo will retain total control over and responsibility for the Licenses as is required by the Ministry's rules. To that end, ITSA will provide LicenseCo access to all transmission equipment and data necessary for LicenseCo to carry out such responsibility.

            2.10 Sole Business. LicenseCo shall not engage in any business other than applying for, holding and maintaining Licenses for the benefit of ITSA and its affiliates as contemplated hereby.

      3. COVENANTS OF ITSA

            3.1 License Applications. All License Applications filed hereunder shall be prepared at the direction and expense of ITSA, which shall provide all necessary information with respect to its capabilities and plans for operation of the related Subscription Television System.

            3.2 Operation of Subscription Television Systems. ITSA or its affiliates, as the case may be, shall operate all Subscription Television Systems under grant from LicenseCo hereunder in compliance with all applicable law, and shall conduct such operations in a manner so as to preclude any suspension or nonrenewal of a License or any fine, censure or administrative proceeding with respect thereto. Without limitation of the foregoing, ITSA shall use its best efforts, directly or through its affiliates and at its or their expense (subject to Section 2.2 hereof), to construct new Subscription Television Systems in a timely fashion as required under applicable law and the related License Application in the case of new markets.

      4. ROYALTIES; EXPENSES; LOANS

            4.1 Royalties. In consideration for the grant of rights under any License hereunder by LicenseCo, the affiliate of ITSA which operates the related Subscription Television Systems shall pay to LicenseCo a royalty equal to 10% of subscriber installation fees received by such operating entity during the term of grant (the "Royalty"). The Royalty shall be paid, in Reals, once per year within 30 days following receipt by ITSA of its audited financial statements for each year, but not later than April 30 in any year. The Royalty shall be calculated in accordance with the calculation of subscriber installation fees as set forth in such financial statements, a copy of which shall be furnished to LicenseCo. ITSA may effect payment of the Royalty by credit against the outstanding amount of any Loan.

            4.2 Expenses. LicenseCo shall obtain the prior written approval of ITSA for the incurrence of any expenses of LicenseCo to be borne by ITSA hereunder in an individual amount greater than $10,000, or in an aggregate amount exceeding $25,000 during any fiscal quarter, and shall not retain any third party whose fees or expenses are to be borne by ITSA without its prior written consent. Where possible, ITSA shall pay such expenses directly, and shall do so in a timely fashion. Where LicenseCo directly pays expenses for which ITSA is responsible under this Agreement, ITSA shall reimburse LicenseCo within 10 business days of receiving an invoice for such expenses (which shall be furnished not less


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

frequently than quarterly), accompanied by such supporting documentation as ITSA shall reasonably request.

            4.3 Loans. ITSA shall provide all funds necessary for the acquisition of Licenses by LicenseCo, whether such Licenses are to be acquired from the Ministry or from third parties, in the form of loans ("Loans") to LicenseCo, in each case at an interest rate equivalent to the cost of such funds to ITSA. Such Loans shall not have a fixed maturity date but instead shall be payable out of (1) Royalties received by LicenseCo hereunder, and (2) all proceeds received by LicenseCo from any assignment, transfer, sale, trade, disposal or other encumbrance of any License, subject to Section 2.3 above. Where ITSA is to provide funds to LicenseCo in the form of Loans, LicenseCo shall provide written notice to ITSA at least 10 business days prior to the date such funds are required to be remitted by LicenseCo, with such notice to specify the amount of funds required, the purpose therefor, the name of the payee and the date by which LicenseCo is required to remit such funds to the payee. Such notice shall be accompanied by such supporting documentation as ITSA shall reasonably request. Each Loan shall be pursuant to a note and other appropriate documentation in customary form.

      5. REPRESENTATIONS

            5.1 Representations of each of the Parties. Each of the parties represents and warrants to the other the following, with respect to facts and issues relating to it:

                  (a) Each party has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                  (b) The execution, delivery and performance of this Agreement by such party and the consummation by such party of the transactions contemplated hereby have been duly authorized by the Board of Directors (or other similar governing body) of such party and no other proceedings on the part of such party are necessary to authorize this Agreement and the consummation by such party of such transactions. This Agreement has been validly executed and delivered by such party and, assuming the due authorization, execution and delivery hereof by the other party hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

      5.2 Representations of LicenseCo.

                  (a) Existing Licenses. The Existing Licenses consist of the licenses described on Schedule 5.2(a) attached hereto. The Existing Licenses are in full force and effect, are owned by LicenseCo free and clear of any lien, claim, charge or encumbrance of any kind ("Liens"), and there are not pending or threatened any actions or proceedings of the Ministry or any other person which could adversely affect in any way the ownership of the Existing Licenses by LicenseCo, the suspension or renewal thereof, or the grant of authority to the Operating Subsidiaries to operate the Existing Systems pursuant thereto as contemplated hereby.

                  (b) Pending License Applications. LicenseCo has filed with the Ministry the Pending License Applications listed on Schedule 5.2(b) attached hereto. Each of the Pending License Applications is pending before the Ministry, and LicenseCo is not aware of any information (including from the Ministry) that would lead it to believe that it is not qualified for the grant of any of the Pending License Application nor that any Pending License Application will not be granted to LicenseCo (although there can be no assurance that any Pending License Applications will be granted to LicenseCo).

      6. BREACH. Further to the provisions of Section 8.12 hereof, LicenseCo's sole remedy for breach, or alleged or threatened breach, of this Agreement by

ITSA shall be to seek appropriate damages from and other appropriate relief against ITSA in legal proceedings, but in no event shall it be entitled to terminate this Agreement or the grant of rights under Licenses hereunder.

      7. TERM. This Agreement shall become effective on the date hereof and shall remain valid for the period in which the licenses held by LicenseCo remain valid, which term shall be renewed for the term of any relevant renewals thereof upon the written consent of the parties which shall not be unreasonably withheld.

      8. MISCELLANEOUS

            8.1 Assignment. LicenseCo may not assign its rights, obligations or interests under this Agreement to any person or entity whatsoever. A change in control of 50% or more of LicenseCo's voting equity shall constitute an assignment hereunder.

            8.2 Benefit. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall:

                  (a) confer on any person other than the parties hereto or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; or

                  (b) constitute a partnership or joint venture between the parties.

            8.3 Confidentiality. All information exchanged by the parties or acquired by them in connection with their performance under this Agreement shall be kept confidential unless (i) the information is in the public domain, or (ii) was lawfully acquired by the other party prior to the negotiation of this Agreement, or (iii) is obtained lawfully through third parties not breaching an obligation or trust.


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

            8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            8.5 Not Agents. No party is, nor shall any party hold itself out to be, vested with any power or right to contractually bind, or act on behalf of any other as its contracting broker, agent or otherwise for committing, selling, conveying or transferring any of the other party's assets or property, contracting for or in the name of the other party, or making any contractually binding representations as to the other party which shall be deemed representations contractually binding upon such party.

            8.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) state the entire agreement between the parties with respect to the subject matter hereof and supersedes all pre-existing oral or written agreements or commitments with respect thereto.

            8.7 Further Action. From time to time after the date of execution, the parties shall use their best efforts to take such further action and execute such further documents, assurances and certificates as either party may reasonably request of the other (and at ITSA's expense in the case of LicenseCo) in order to effectuate the purpose of this Agreement. In addition, each party agrees that it will not take any action which would adversely affect the rights granted by it to the other party hereunder.

            8.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Brazil.

            8.9 Headings. The headings herein are inserted for convenience only and shall not constitute a part hereof.


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

            8.10 Notices. Any notices and documentation given under this Agreement shall be in writing and shall be deemed given when personally delivered, or upon confirmation of receipt of notice by fax, to the other party at the following address:

If to ITSA:

SCS - Quadra 7 - Bloco A
Ed. Educational Tower - Sala 601
Brasilia/DF 70300-911
Brazil
Attention: Carlos Andre Studart Lins de Albuquerque
Fax:  011-55-61-323-5660


If to LicenseCo:

SCS - Quadra 7 - Bloco A
Ed. Educational Tower - Sala 601
Brasilia/DF 70300-911
Brazil
Attention: Hermano Studart Lins de Albuquerque
Fax:  011-55-61-323-5660

            8.11 Reformation. If the Brazilian government, the Ministry, or any other governmental authority should amend or clarify the law, rules, regulations or policies, or if any court should interpret any law, rule, regulation or policy in a manner that would materially adversely affect the rights or obligations of the parties obligations under this Agreement, then the parties hereto shall promptly negotiate using their best efforts and in good faith to reform and amend this Agreement, so as to effectuate as nearly as reasonably possible the intention of the parties expressed in this Agreement. No party shall take any action that contributes to such amendment, clarification or interpretation without the prior written consent of the other party. Only in the event the parties are unable to reach agreement with respect to the appropriate action to be taken shall the offending provision(s)


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

be stricken from this Agreement and the remainder of the Agreement shall be enforced to the greatest extent permitted by law.

            8.12 Specific Performance. The parties acknowledge and agree that the rights reserved to each of them hereunder are of a special, unique, unusual and extraordinary character, which gives them a particular value, the loss of which cannot be adequately or reasonably compensated for in damages in an action at law, and the breach by either of the parties of any of the provisions hereof will cause the other parties irreparable injury and damage. In order to secure the performance of the obligations set forth herein, each of the parties shall have the right to claim in Court the specific performance of the obligations contained in this Agreement or any portion hereof, pursuant to the applicable provisions of the Brazilian Civil Procedure Code, including, without limitation, Articles, 461, 632, 639 et al. Neither this provision nor any exercise by any party of rights to equitable relief or specific performance herein granted shall constitute a waiver of any other rights which it may have to damages or otherwise.

            8.13 Amendments; Waiver. Any amendment or modification hereto shall not be binding upon the parties unless in writing signed by both parties. The express or implied waiver by either party of any breach of any representation or warranty or any failure to fulfill any condition, covenant or other obligation or liability under this Agreement shall not constitute a waiver of any other representation or warranty or of any other failure in the future or in the past by the other party to fulfill such representation, warranty, condition, covenant, obligation or liability hereunder.


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

      IN WITNESS WHEREOF, the parties, by their duly authorized signatories, have executed this Agreement on the date and year first above written together with the two (2) witnesses named below.

ITSA--INTERCONTINENTAL
   TELECOMUNICACOES LTDA.


By:  /s/ Hermano Studart Lins de Albuquerque
     -----------------------------------------------------
Name: Hermano Studart Lins de Albuquerque
Title: Director


TV FILME SERVICOS DE
TELECOMUNICACOES LTDA.


By:  /s/ Carlos Andre Studart Lins de Albuquerque
     -----------------------------------------------------
Name:  Carlos Andre Studart Lins de Albuquerque
Title: Director


Witnesses:

1.  /s/ Aimee P. Jalazo
    -------------------------------

2.  /s/ Susan K. Shapiro
    -------------------------------

                                    EXHIBIT A

                              FORM OF LICENSE GRANT

      Pursuant to the terms of the Master Operating Agreement (the "Master Operating Agreement") dated _______ ___, 1996, between ITSA--Intercontinental Telecomunicacoes Ltda. and TV Filme Servicos de Telecomunicacoes Ltda. ("LicenseCo"), LicenseCo hereby grants to [NAME OF LICENSE GRANTEE], on an exclusive basis, all rights to operate the Subscription Television System (as such term is defined in the Master Operating Agreement) in [NAME OF CITY] pursuant to the license owned by LicenseCo to operate a Subscription Television System in such location, to the fullest extent permitted under such license, including any expansion, renewal or modification thereof. The terms and conditions of the grant, including royalties to be paid therefor, shall be as set forth in the Master Operating Agreement.

Dated as of _____________


                                          TV FILME SERVICOS DE
                                            TELECOMUNICACOES LTDA.


                                          By:______________________________
                                             Name:
                                             Title:


                                          [NAME OF LICENSE GRANTEE]


                                          By:______________________________
                                             Name:
                                             Title:

                               SCHEDULE 5.2(a)


LicenseCo owns three permits for the operation of Multi-point Multi-channel Distribution Service ("MMDS") services, as described below:

(a) Brasilia: On September 19, 1990, LicenseCo was granted a permit for the provision of CFTV service (closed television circuit) in the City of Brasilia.

      Before the regulatory rules for MMDS services were issued by the Ministry of Communications, the then current permissionaires of MMDS were granted a CFTV license.

      Administrative Act 43, of February 10, 1994 issued by the Ministry of Communications adopted Rule No. 002/94 (basic MMDS rule) and automatically transformed all CFTV licenses listed therein into MMDS permits. The permissionaires whose licenses had been so transformed were then required to comply with certain obligations in order to adapt their operations and equipment to the requirements of the MMDS service.

      On February 27, 1996, Ministry Act No. 008 authorized the installation of MMDS stations in the City of Brasilia and determined that within the following 12 months, all the CFTV permissionaires would be required to install MMDS required equipment and request a visit from representatives of the Ministry of Communications in order to obtain a new operating license. On February 27, 1996, such Ministry Act was published in the Brazilian Official Gazette. On March 20, 1996 LicenseCo sent a letter to the Ministry of Communications requesting a visit from representatives of the Ministry of Communications in order to obtain the operating license.

(b) Belem: On December 22, 1994, Ministry Act No. 1163 approved the transfer to LicenseCo of the permit granted on October 21, 1988 to TVA Brasil Radioenlaces through Ministry Act No. 209, for the provision of MMDS in the City of Belem.

(c) Goiania: On December 22, 1994, Ministry Act No. 1164 approved the transfer to LicenseCo of the permit granted on September 29, 1988 to TVA Brasil Radioenlaces through Ministry Act No. 097, for the provision of MMDS in the City of Goiania.

                                 SCHEDULE 5.2(b)

The cities listed below are those where LicenseCo has applied for MMDS permits:

               City                         State                 Process No.
               ----                         -----                 -----------

1.    Teresina                                PI            53000.001689/94

2.    Natal                                   RN            53000.001690/94

3.    Fortaleza                               CE            53000.001691/94

4.    Cuiaba                                  MT            53000.001692/94

5.    Aracaju                                 SE            53000.001693/94

6.    Campo Grande                            MS            53000.001694/94

7.    Parnaiba                                PI            53000.001695/94

8.    Joao Pessoa                             PB            53000.001696/94

9.    Rio Verde                               GO            53000.001697/94

10.   Mossoro                                 RN            53000.001698/94

11.   Sobral                                  CE            53000.001699/94

12.   Dourados                                MS            53000.001700/94

13.   Aparecida de Goiania                    GO            53000.001701/94

14.   Campina Grande                          PB            53000.001702/94

15.   Imperatriz                              MA            53000.001703/94

16.   Juazeiro do Norte                       CE            53000.001704/94

17.   Anapolis                                GO            53000.001705/94

18.   Maceio                                  AL            53000.001707/94

19.   Divinopolis                             MG            53000.001773/94